Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
BioSource International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of BioSource International, Inc. of our reports dated March 26, 1999, with respect to the consolidated balance sheets of BioSource International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998, and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K/A of BioSource International, Inc.



/S/ KPMG LLP



Los Angeles, California
February 17, 2000